                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              NORRELL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                    PRELIMINARY COPY - SUBJECT TO COMPLETION


                               NORRELL CORPORATION


To Our Shareholders:

         You are cordially invited to attend the 1998 Annual Meeting of Shareholders to be held in the "C" Level auditorium at the administrative offices of the Company, 3535 Piedmont Road, N.E., Atlanta, Georgia, on March 3, 1998, at 9:30 a.m. Eastern Standard Time.

         The principal business of the meeting will be to amend the Company's bylaws to provide that the Board of Directors shall have not fewer than three nor more than fifteen members, as determined by the Board of Directors, to elect four Class II directors and one Class III director, and to approve an increase in the number of shares reserved for issuance under the Company's 1994 Stock Incentive Plan.

         We hope that you will be able to attend this meeting. Whether you plan to attend or not, we would appreciate your completing, signing, dating and returning the enclosed proxy card in the envelope provided at your earliest convenience. If you choose to attend the meeting, you may, of course, revoke your proxy and personally cast your votes. We look forward to seeing you there.


                                Sincerely yours,





                                C. Douglas Miller
                                Chairman, President and Chief Executive Officer


January 24, 1998

                    PRELIMINARY COPY - SUBJECT TO COMPLETION

                               NORRELL CORPORATION
                            3535 PIEDMONT ROAD, N.E.
                             ATLANTA, GEORGIA 30305


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


         The 1998 Annual Meeting of Shareholders of Norrell Corporation will be held on March 3, 1998, at 9:30 a.m. (EST) at the principal administrative offices of the Company, 3535 Piedmont Road, N.E., Atlanta, Georgia, in the "C" Level auditorium.

         The meeting is called for the following purposes:

         1. To act upon a proposal to amend the Company's bylaws to provide that the Company's Board of Directors shall have not fewer than three nor more than fifteen members, the precise number to be fixed by resolution of the Board of Directors from time to time.

         2. To elect one Class III director for a two-year term expiring on the date of the annual meeting of shareholders in 2000, and to elect four Class II directors for a three-year term expiring on the date of the annual meeting of shareholders in 2001.

         3. To act upon a proposal to amend the Company's 1994 Stock Incentive Plan to increase the number of shares reserved for issuance under such Plan.

         4. To consider and act upon such other business as may properly come before the meeting or any adjournment(s).

         The Board of Directors has fixed the close of business on December 29, 1997, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

                                           By order of the Board of Directors,



                                           Mark H. Hain
                                           Secretary

January 24, 1998


         IF YOU ARE UNABLE TO BE PRESENT AT THE MEETING, YOU ARE REQUESTED TO SIGN, COMPLETE AND RETURN THE ENCLOSED PROXY SO THAT YOUR STOCK WILL BE REPRESENTED.

                   PRELIMINARY COPY - SUBJECT TO COMPLETION

                               NORRELL CORPORATION
                            3535 PIEDMONT ROAD, N.E.
                             ATLANTA, GEORGIA 30305


                                 PROXY STATEMENT


         The enclosed proxy is solicited by the Board of Directors of Norrell Corporation (the "Company") for use at the 1998 Annual Meeting of Shareholders to be held on March 3, 1998, at 9:30 a.m. (EST), at the administrative offices of the Company, 3535 Piedmont Road, N.E., Atlanta, Georgia. Any shareholder giving a proxy has the power to revoke it at any time before it is voted by filing with the Secretary either an instrument revoking the proxy or a duly executed proxy bearing a later date. Proxies may also be revoked by any shareholder present at the meeting who expresses a desire to vote his or her shares in person. Proxies in the accompanying form which are properly executed by shareholders, duly returned and not revoked will be voted. Such proxies will be voted in accordance with the directions, if any, given by such shareholders, and if directions are not given, will be voted in favor of the proposal to amend the Company's bylaws to provide for not fewer than three nor more than fifteen members of the Company's Board of Directors, the precise number to be fixed by resolution of the Board of Directors from time to time; in favor of the proposal to elect the four nominees for Class II directors and the nominee for Class III director; in favor of the proposal to increase the number of shares reserved for issuance under the Company's 1994 Stock Incentive Plan; and in accordance with the best judgment of the proxy holders on any other matter that may properly come before the meeting.

         This proxy statement and proxy and the accompanying notice were first mailed to shareholders on or about January 24, 1998.

         All information in this Proxy Statement has been adjusted to reflect a two-for-one stock split of the Common Stock effected on June 24, 1996.


                    VOTING RIGHTS AND PRINCIPAL SHAREHOLDERS

         December 29, 1997, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment(s). As of the record date, the Company had outstanding and entitled to vote at the meeting 27,113,142 shares of Common Stock, each share being entitled to one vote (the "Common Stock"). The holders of a majority of the shares entitled to be voted must be present or represented by proxy to constitute a quorum. Shares as to which authority to vote is withheld, abstentions and broker non-votes are counted in determining whether a quorum exists.

         With regard to Proposal 1, the Company's Articles of Incorporation provide that the Company's bylaws may be amended by the affirmative vote of the holders of a majority of the issued and outstanding shares of the Company entitled to vote in the election of directors. Accordingly, shares not represented at the meeting and shares with respect to which authority to vote in favor of Proposal 1 is withheld will have the effect of negative votes.

         With regard to Proposal 2, the Company's bylaws provide that directors are elected by the affirmative vote of the holders of a majority of the shares entitled to notice of and to vote in the election at a meeting at which a quorum is present. Accordingly, shares not represented at the meeting and shares with respect to which authority to vote for one or more nominees is withheld will have the effect of negative votes.

         With regard to Proposal 3, the affirmative vote of the majority of the shares represented and entitled to vote on the subject matter at a meeting at which a quorum is present shall be the act of the shareholders. Therefore, abstentions with respect to Proposal 3 will have the effect of negative votes, whereas broker non-votes will have no effect on the results of the voting.

         Guy W. Millner, a Director of the Company, beneficially owns, with the power to vote, approximately 35% of the outstanding shares of Common Stock. Mr. Millner has indicated that he intends to vote in favor of the proposal to amend the Company's bylaws, in favor of the proposal to elect as directors the nominees for Class II and Class III set forth below, and in favor of the proposal to increase the number of shares reserved for issuance under the Company's 1994 Stock Incentive Plan.

         The following table sets forth stock ownership information concerning those persons known by management of the Company to own beneficially more than 5% of the Common Stock, the directors of the Company, the executive officers named in the Summary Compensation Table set forth under the heading "Executive Compensation" below, and all directors and executive officers as a group. All information is given as of December 31, 1997. An asterisk in the Percent of Class column indicates beneficial ownership of less than 1% of the outstanding Common Stock.


                                                           AMOUNT AND NATURE OF
NAME AND ADDRESS OF BENEFICIAL OWNER  (1)               BENEFICIAL OWNERSHIP (2)(3)    PERCENT OF CLASS
-----------------------------------------               ---------------------------    ----------------
Guy W. Millner (4)                                              9,509,767   (5)                35.02
MI Holdings, Inc. (6)                                           2,252,844                       8.31
C. Douglas Miller                                                 649,228                       2.36
Larry J. Bryan                                                    220,976   (7)                    *
Lucius E. Burch, III                                              118,400   (8)                    *
Kaaren Johnson-Street                                               4,400                          *
Donald A. McMahon                                                  34,400                          *
Frank A. Metz, Jr.                                                 12,400                          *
Nancy Clark Reynolds                                               11,400                          *
Carl E. Sanders                                                    76,832   (9)                    *
Thomas A. Vadnais                                                 158,732                          *
James Ernest Riddle                                                10,485                          *
Mark H. Hain                                                       86,852                          *
All current  executive  officers  and  directors  as           11,841,263                      41.97
  a group (27 persons)


(1) Addresses given only for beneficial owners of more than 5% of the Common Stock.
(2) Treats Common Stock and all options exercisable within 60 days of December 31, 1997, as beneficially owned and, unless otherwise indicated, the shares shown are solely owned by the indicated beneficial owner.
(3) Includes (i) shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days of December 31, 1997, as follows:
         Mr. Miller, 343,679; Mr. Bryan, 59,116; Mr. Burch, 18,400; Ms.
         Johnson-Street, 4,400; Mr. McMahon, 2,400; Mr. Metz, 10,400; Ms. Reynolds, 11,400; Mr. Sanders, 33,732; Mr. Vadnais, 84,468; Mr. Hain, 50,000; and all executive officers and directors as a group, 936,977;
         (ii) shares of Common Stock issuable upon the exercise of stock purchase rights acquired under the Company's nonqualified deferred compensation plan as follows: Mr. Millner, 30,146; Mr. Miller, 17,078; Mr. Bryan, 28,623; Mr. Vadnais, 1,060; Mr. Riddle, 485; Mr. Hain, 8,064; and all executive officers and directors as a group, 154,243;
         (iii) shares of Common Stock held in the Company's profit sharing plan as follows: Mr. Millner, 90,272; Mr. Miller, 26,956; Mr. Bryan, 3,258; and all executive officers and directors as a group, 158,262; and (iv) shares of Common Stock held in the Company's Employee Stock Purchase Plan as follows: Mr. Bryan, 1,410; Mr. Vadnais, 2,434; and all executive officers and directors as a group, 11,056.
(4)      3535 Piedmont Road, N.E., Atlanta, Georgia 30305
(5) Of the indicated shares, 2,252,844 are held by MI Holdings, Inc., a corporation of which Mr. Millner owns a majority of the voting stock.
(6)      3108 Piedmont Road, N.E., Suite 105, Atlanta, Georgia 30305
(7) Of the indicated shares, 50,793 are owned by Dorothy Bryan, Mr. Bryan's wife. Mr. Bryan disclaims ownership of these shares.
(8) Of the indicated shares, 100,000 are held by Apache Venture Partners, in which Mr. Burch has a 66.67% interest.
(9) Of the indicated shares, 9,000 are indirectly held by Mr. Sanders in the Carl E. Sanders Retirement Plan Trust, of which Mr. Sanders is trustee.

                  PROPOSAL 1. AMENDMENT OF THE COMPANY'S BYLAWS

         The bylaws of the Company currently provide that the Board of Directors shall consist of not less than three nor more than ten members, the precise number to be fixed by resolution of the shareholders from time to time. The Board of Directors of the Company has determined that it is in the best interest of the Company to provide for greater flexibility in the size of the Board in a manner which also avoids the expense and management effort of a proxy solicitation whenever a change in the size of the Board is determined to be appropriate. The Board of Directors proposes to amend the bylaws to increase the maximum size of the Company's Board of Directors to fifteen and allow the Board of Directors to fix the precise number of directors, and, therefore, has adopted a resolution approving such bylaw amendment. In addition, the Board of Directors has adopted a resolution (subject to shareholder approval of the amendment of the Company's bylaws) to add an additional director to Class III, and has proposed an individual to fill the newly-created vacancy at the meeting of the shareholders.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND THE COMPANY'S BYLAWS AS SET FORTH IN APPENDIX A.


                        PROPOSAL 2. ELECTION OF DIRECTORS

NOMINEES

         The Board of Directors of the Company is divided into three classes of directors with staggered terms of office. Upon the expiration of the term of office for a class of directors, the nominees for that class are elected for a term of three years to serve until the election and qualification of their successors. At the Annual Meeting of Shareholders this year, four classII nominees are in Class II and, subject to shareholder approval of Proposal 1, one nominee is in Class III. The incumbent Class I and Class III directors have one year and two years, respectively, remaining in their terms of office.

         It is the intention of the persons named as proxies to vote their proxies for the election of Mr. James Ernest Riddle as a Class III director and for the election of Mr. Larry J. Bryan, Ms. Kaaren Johnson-Street, Mr. Frank A. Metz, Jr. and Mr. Guy W. Millner as Class II directors. All of the Class II nominees currently serve as directors. In the event any of the nominees refuses or is unable to serve as a director (which is not anticipated), the persons named as proxies reserve full discretion to vote for such other person or persons as may be nominated.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED BELOW.


         The following section sets forth the names, ages, occupations and employment during the last five years of each of the nominees and the directors continuing in Class I and Class III, the period during which each has served as a director of the Company and other directorships held, all as of December 8, 1997.

                              NOMINEES FOR CLASS II
                              (TERM EXPIRING 2001)

LARRY J. BRYAN
Director since 1985        Age: 54

         Mr. Bryan is and has been Executive Vice President of the Company since 1985. Mr. Bryan also served as Chief Financial Officer of the Company from 1985 until October 1995.

KAAREN JOHNSON-STREET
Director since 1996        Age: 51

         Ms. Johnson-Street is the President of Kaaren Street Associates. She was Vice President of Diversity Business Enterprise of Burger King Corporation from 1994 to May 1996. From 1991 to 1994, she was President and Chief Executive Officer of the Private Industry Council of Dade County d/b/a Jobs for Miami.

FRANK A. METZ, JR.
Director since 1993        Age: 63

         Mr. Metz was Chairman of Roosevelt Hospital in New York City from 1994 until May 1996. From 1989 until January 1993, Mr. Metz was Senior Vice President and Chief Financial Officer of International Business Machines Corporation where he worked for 38 years. Mr. Metz is a director of Solutia Inc. and Allegheny Power Systems Company.

GUY W. MILLNER
Director since 1961        Age: 61

         Mr. Millner served as Chairman since the Company was founded until October, 1997. From November 1983 until October 15, 1993, Mr. Millner served as President and Chief Executive Officer of the Company.

                              NOMINEE FOR CLASS III
                              (TERM EXPIRING 2000)

JAMES ERNEST RIDDLE
Director nominee                    Age: 56

         Mr. Riddle is and since March 1997 has been Chief Operating Officer of the Company and President of Norrell Services, Inc. Prior to joining the Company, Mr. Riddle served as President of Ryder International for over a year, after serving first as Senior Vice President, and then as Executive Vice President, Marketing and Sales, with Ryder System, Inc. since January 1993. Mr. Riddle was a Vice President, Marketing and Sales, for Xerox Corporation prior to joining Ryder System, Inc. He is a director of Danka Business Systems PLC.

             MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

                                     CLASS I
                              (TERM EXPIRING 1999)

LUCIUS E. BURCH, III
Director since 1982        Age: 56

         Mr. Burch has been Chairman of the investment firm of Massey Burch Investment Group, Inc. for more than five years. Mr. Burch is also a director of QMS, Inc., Physicians Resource Group, Inc., and Titan Holdings, Inc.

DONALD A. MCMAHON
Director since 1984        Age: 66

         Mr. McMahon has been a private investor for more than five years and currently serves on the Boards of Directors of Intelligent Systems Corp. and Richton International.

C. DOUGLAS MILLER
Director since  1984       Age: 56

         Mr. Miller is and has been Chief Executive Officer and President of the Company since October 15, 1993. He joined Norrell Services, Inc., a subsidiary of the Company, in 1979, and served as President and Chief Operating Officer of the Company immediately prior to his election as President and Chief Executive Officer. Mr. Miller is also Chairman of the Company's Board of Directors and a director of American Business Products, Inc.

                                    CLASS III
                              (TERM EXPIRING 2000)

NANCY CLARK REYNOLDS
Director since 1989        Age: 70

         Ms. Reynolds was the Vice Chairman of the consulting firm of Wexler, Reynolds, Fuller, Harrison and Schule, Inc. from 1989 until she retired in 1993 and President of the same firm from 1983 to 1989. She serves as a director of Wackenhut Corporation.

CARL E. SANDERS
Director since 1989        Age:  72

         Mr. Sanders is the Chairman of the law firm of Troutman Sanders LLP, Atlanta, Georgia. Prior to 1995, Mr. Sanders served as Chief Partner of Troutman Sanders for more than five years. He serves as a director of Carmike Cinemas, Inc., Matria Healthcare, Inc., Healthdyne Information Enterprises and Metromedia International Group, Inc.

THOMAS A. VADNAIS
Director since 1994        Age: 50

         Mr. Vadnais is Vice President - National Service Management of the Company, and is also the President and Chief Operating Officer of Tascor Incorporated, a subsidiary of the Company. From September 1992 until October 31, 1993, he served as Vice President - General Manager, Tascor Incorporated, when he was elected President and Chief Operating Officer. Prior to September 1992, Mr. Vadnais was a Vice President of Operations for the national distribution division of International Business Machines Corporation, where he was employed for 24 years.

MEETINGS AND COMMITTEES

         During the past fiscal year, the Board of Directors met four (4) times.

         The executive committee consists of Messrs. Miller, Bryan, Metz, Millner, and Sanders and did not meet during the past fiscal year. The executive committee functions with substantially all of the powers and duties of the Board of Directors; however, the committee lacks authority to amend the Articles of Incorporation or Bylaws of the Company, fill vacancies on the Board of Directors, approve or propose to shareholders action for which shareholder approval is required by law or approve mergers that do not require shareholder approval. The Board of Directors does not have a nominating committee. No formal procedure for shareholder recommendations regarding nominees to the Board of Directors has been adopted. The executive committee would consider any such shareholder recommendations if submitted in writing, addressed to the chairman of the executive committee at the Company's principal administrative offices.

         The audit committee consists of Mr. Burch, Ms. Johnson-Street, Mr. Metz, and Ms. Reynolds. The audit committee met one (1) time during the past fiscal year. The audit committee is responsible for reviewing the financial statements of the Company, for evaluating the Company's internal control systems and procedures, for coordinating and approving the activities of the Company's external auditors, and for coordinating and approving the activities of the Company's internal auditors.

         The compensation and stock option committee consists of Ms. Johnson-Street, Mr. McMahon, Ms. Reynolds, and Mr. Metz, and met one (1) time during the past fiscal year. This committee is responsible for setting and reviewing the compensation, including fringe benefits, of the executive officers and directors of the Company and administering the Company's stock option and benefit plans.

DIRECTOR COMPENSATION

         During fiscal 1997, nonmanagement directors other than Mr. Burch received fees of $20,000, plus a fee of $1,000 for each board meeting and committee meeting attended. Pursuant to the terms of a 1981 agreement, the Company paid a consulting fee to Massey Burch Investment Group, Inc. of approximately $3,309 per month during fiscal 1997, and Mr. Burch did not receive any director's fees for fiscal 1997. The Company paid ordinary and necessary travel expenses for directors to attend board and committee meetings. Directors are also eligible to receive non-qualified stock options which are generally exercisable ratably over four or five years at a price equal to the fair market value of the Common Stock on the date of grant.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and certain officers and persons who own beneficially more than 10% of a registered class of the Company's equity securities to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Certain officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all such forms they file.

         To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, its officers, directors, and greater than 10% shareholders complied during fiscal 1997 with all applicable Section 16(a) filing requirements.

                             EXECUTIVE COMPENSATION

         This table discloses the compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and its four other most highly compensated executive officers with respect to the 1997, 1996 and 1995 fiscal years (together, these persons are sometimes referred to as the "Named Executives"). The Company has no outstanding stock appreciation rights ("SARs") and granted no SARs during fiscal 1997.

                                            SUMMARY COMPENSATION TABLE
                                                                                        LONG-TERM
                                               ANNUAL COMPENSATION                     COMPENSATION
                                          --------------------------------------       ------------
                                                                    OTHER ANNUAL                           ALL OTHER
                               FISCAL     SALARY        BONUS       COMPENSATION       OPTIONS/SARS      COMPENSATION
NAME AND POSITION               YEAR        ($)        ($) (1)        ($) (2)              (#)              ($)(3)
-----------------              ------     ------       -------      ------------       ------------      ----------------
C. Douglas Miller               1997      550,000      440,000         23,099              ---                74,920
    Chairman, President and     1996      482,698      550,000         59,338            174,000              31,117
    Chief Executive Officer     1995      404,917      450,000          ---              250,000              28,166

James Ernest Riddle             1997      294,231      213,100          2,073             75,000             123,846
    Chief Operating             1996        ---          ---            ---                ---                 ---
    Officer, and President,     1995        ---          ---            ---                ---                 ---
    Norrell Services, Inc.

Larry J. Bryan                  1997      375,000      300,000         20,636              ---                65,856
    Executive Vice              1996      324,511      375,000          ---               74,000              12,966
    President                   1995      263,490      300,000          ---              150,000              17,407

Thomas A. Vadnais               1997      282,692      160,000         14,908             20,000              27,465
    Vice President,             1996      247,404      200,000          ---                    0              13,391
    National Service            1995      236,291      179,875          ---               40,000              13,310
    Management, and
    President and Chief
    Operating Officer,
    Tascor Incorporated

Mark H. Hain                    1997      240,000      151,200          3,343             15,000              9,458
    Vice President,             1996      222,212      130,000          ---                    0             10,788
    Secretary and General       1995      212,151      129,000          ---               70,000             12,480
    Counsel


(1) For fiscal 1995, includes supplemental cash bonuses paid under the terms of the Company's Management Equity Plan as follows: Mr. Vadnais, $12,375; Mr. Hain, $7,740. See "Stock Plans -- Management Equity Plan" below.

(2) Includes $39,617 paid for membership dues for Mr. Miller in fiscal 1996. Perquisites and other personal benefits, securities, or property in an aggregate amount less than the lesser of (a) $50,000, and (b) 10% of the Named Executive's total annual salary and bonus are not reflected in this table.

(3) For fiscal 1997, the amounts in this column represent (i) the Company's matching contributions and discretionary profit sharing allocations to the nonqualified deferred compensation plan accounts of the Named Executives, (ii) $835 in premium payments made by the Company for life insurance for Mr. Miller, (iii) $123,846 paid for Mr. Riddle's moving expenses, and (iv) $49,572, $39,145, and $15,609, paid to Mr. Miller, Mr. Bryan and Mr. Vadnais, respectively, as reimbursement of interest on bank loans obtained for the payment of taxes with respect to the exercise of certain non-qualified options to purchase the Company's common stock.

         This table presents information regarding options granted during the 1997 fiscal year to purchase shares of the Company's Common Stock. In accordance with rules of the SEC, the table shows the hypothetical "gains" or "option spreads" that would exist for the respective options based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term. There were no SARs outstanding during fiscal 1997.


                                           OPTION GRANTS IN FISCAL 1997

                         Individual Grants
------------------------------------------------------------------------------------       Potential Realizable
                                           % of Total                                       Value at Assumed
                              Number of      Options                                        Annual Rates of
                             Securities      Granted                                           Stock Price
                             Underlying         to                                          Appreciation for
                               Options       Employees                                         Option Term
                               Granted          in          Exercise     Expiration        --------------------
Name                           (#) (1)      Fiscal Year   Price ($/Sh)       Date           5%($)         10%($)
--------------------        -------------   ------------  ------------   ----------        -------       ---------
C. Douglas Miller                ---            ---            ---            ---            ---            ---
James Ernest Riddle            75,000          9.95%         $26.25        06/04/02        543,929       1,201,942
Larry J. Bryan                   ---            ---            ---            ---            ---            ---
Thomas A. Vadnais              20,000          2.65%         $25.25        03/10/01        139,522        308,308
Mark H. Hain                   15,000          1.99%         $25.25        03/10/01        104,642        231,231



(1) The indicated options were granted pursuant to the Company's 1994 Stock Incentive Plan at exercise prices equal to the fair market value of the underlying shares of Common Stock on the date of the grant and have a term of five years, three months, from the date of the grant. The exercise price of the options may be paid in cash or by delivery of or withholding of shares of Common Stock. The indicated options become exercisable in equal annual increments over a period of five years.

         This table presents information regarding options exercised for shares of the Company's Common Stock during fiscal 1997 and the value of unexercised options held at November 2, 1997. There were no SARs outstanding during fiscal 1997.

AGGREGATED OPTION EXERCISES IN FISCAL 1997 AND 1997 FISCAL YEAR-END OPTION VALUE


                                                                               NUMBER OF
                                                                              SECURITIES
                                                                              UNDERLYING         VALUE OF UNEXERCISED
                                                                          UNEXERCISED OPTIONS   IN-THE-MONEY OPTIONS AT
                                                                             AT FY-END (#)          FY-END ($) (1)
                                                                          -------------------   -----------------------
                             SHARES ACQUIRED ON           VALUE
                                  EXERCISE              REALIZED              EXERCISABLE/           EXERCISABLE/
NAME                                (#)                    ($)               UNEXERCISABLE           UNEXERCISABLE
--------------------         ------------------         ----------          ---------------      ---------------------
C. Douglas Miller                   77,827               1,515,973          399,046/346,775       8,372,697/4,645,024
James Ernest Riddle                 ---                     ---                   0/ 75,000               0/  215,625
Larry J. Bryan                     180,817               4,445,418          109,909/149,200       1,925,319/1,777,150
Thomas A. Vadnais                   37,110                 742,200          93,556/  56,000      2,116,526/   770,650
Mark H. Hain                         6,000                 148,980          52,000/  33,000        940,449/   352,875

----------------

(1) Value of unexercised, in-the-money options at November 2, 1997, is the sum of the value of each option, if more than one, calculated as follows: [(per share closing sale price on October 31, 1997) less (per share exercise price)] x number of shares subject to unexercised options. The per share closing sale price reported by the New York Stock Exchange ("NYSE") on October 31, 1997, was $29.125. The closing sale price for October 31, 1997, was used in this calculation because the Company's fiscal year ended on Sunday, November 2, 1997.

EXECUTIVE OFFICER EMPLOYMENT ARRANGEMENTS

         The Company has entered into an employment agreement with C. Douglas Miller, effective October 1997, which provides for his employment as President and Chief Executive Officer of the Company until terminated by two weeks notice from either party to the other. The employment agreement provides for (i) an annual base salary of $750,000 agreed to by the Company and Mr. Miller, subject to periodic adjustment by agreement between Mr. Miller and the Company; (ii) an annual bonus not to exceed 100% of salary based on the extent of achievement of the Company's pre-tax profit plan presented to the Board of Directors for the year; and (iii) 36 months severance and immediate vesting of options if terminated by the Company other than for cause, or by the employee upon either a change in the terms and conditions of employment or following a change in control of the Company. The employment agreement contains a three-year non-competition provision and three-year non-solicitation of employees and customers provisions, each beginning the date Mr. Miller is no longer an employee of the Company.

         The Company has entered into an employment agreement with James Ernest Riddle, effective March 3, 1997, which provides for his employment as Chief Operating Officer and President of the Company until terminated by two weeks notice from either party to the other. The employment agreement provides for (i) an annual base salary of $450,000 agreed to by the Company and Mr. Riddle, subject to periodic adjustment by agreement between Mr. Riddle and the Company;
(ii) an annual bonus not to exceed 90% of salary based on the extent of achievement of the Company's pre-tax profit plan presented to the Board of Directors for the year; and (iii) 24 months severance and immediate vesting of options if terminated by the Company other than for cause, or by the employee upon either a change in the terms and conditions of employment or following a change in control of the Company. The employment agreement contains a two-year non-competition provision and two-year non-solicitation of employees and customers provisions, each beginning the date Mr. Riddle is no longer an employee of the Company.

         The Company has entered into an employment agreement with Larry J. Bryan effective May 24, 1993, which provides for his employment as Executive Vice President of the Company until terminated by ninety days notice by either party to the other. The employment agreement provides for: (i) a salary and bonus agreed to by the Company and Mr. Bryan, subject to adjustment from time to time by mutual agreement; and (ii) 18 months severance and immediate vesting of options if terminated by the Company other than for cause or by the employee upon change in terms and conditions of employment following a change in control of the Company. Mr. Bryan's current salary is $375,000. The employment agreement contains an 18-month non-competition provision and 18-month non-solicitation of employees and customers provisions, each beginning the date Mr. Bryan is no longer an employee of the Company.

         Tascor Incorporated ("Tascor"), a wholly-owned subsidiary of the Company, has entered into an employment agreement with Thomas A. Vadnais effective March 1, 1993, which provides for his employment as President and Chief Operating Officer of Tascor until terminated by either party on two weeks notice. The employment agreement provides for: (i) a salary and bonus as agreed to by Tascor and Mr. Vadnais, subject to adjustment from time to time by mutual agreement; and (ii) severance in accordance with Tascor's severance policy in effect at the time of termination. Mr. Vadnais's current salary is $300,000. The employment agreement contains a one-year non-competition provision and one-year non-solicitation of employees and customers provisions, each beginning the date Mr. Vadnais is no longer an employee of Tascor.

         The Company has entered into an employment agreement with Mark H. Hain, effective May 1, 1993, which provides for his employment as Vice President and General Counsel of the Company until terminated by two weeks notice from either party to the other. The employment agreement provides for: (i) a salary and bonus as agreed to by the Company and Mr. Hain, subject to adjustment from time to time by mutual agreement; and (ii) severance in accordance with the Company's severance policy in effect at the time of termination. Mr. Hain's current salary is $240,000. The employment agreement contains a one-year non-competition provision and one-year non-solicitation of employees and customers provisions, each beginning the date Mr. Hain is no longer an employee of the Company.

MANAGEMENT EQUITY PLAN

         The Company had an executive equity ownership incentive program (the "Management Equity Plan"), which expired on December 31, 1996, that was designed to encourage members of senior management who were designated as participants in the plan to increase their equity ownership in the Company. Under the Management Equity Plan, the Company established stock acquisition targets that could be achieved through open market purchases of shares of Common Stock, purchases of shares from the Company at fair market value under the Management Equity Plan or otherwise, upon the exercise of stock options, or through contributions to employee benefit plans which were allocated to the purchase of Common Stock. A participant in the Management Equity Plan was granted stock options under the 1994 Stock Incentive Plan to purchase up to a specified number of shares of Common Stock based upon the percentage achievement of the stock acquisition target established under the Management Equity Plan for such participant. Under the Management Equity Plan, the Company could make loans to participants (secured by the stock purchased) to enable them to purchase stock to achieve annual stock acquisition targets. Stock options granted in connection with the Management Equity Plan vest ratably over four years, expire 10 years after the date of grant, and contain terms accelerating the vesting of such options upon predetermined increases in the market value of the Common Stock. Participants who met their annual stock acquisition targets were paid a supplemental cash bonus equal to the lesser of 15% of the purchase price of the shares acquired to meet their target or 15% of the participant's annual bonus. Stock options granted in connection with the Management Equity Plan were issued under the Company's 1994 Stock Incentive Plan.

CERTAIN RETIREMENT BENEFITS

         The Company has a nonqualified salary continuation plan (the "Vision Plan"), which is designed to provide retirement benefits to certain selected executive employees. At the time of selection to become a participant, the individual is placed into one of three participation levels. The annual amount of such individual's retirement benefit, depending upon participation level, is an amount determined in one of the following three ways: (i) 20% of such individual's average annual compensation based on the five consecutive calendar years after becoming a Vision Plan participant during which the individual's compensation is highest; (ii) 20% of such individual's average annual compensation for the first five calendar years of plan participation; or (iii) the greater of (A) 20% of such individual's average annual compensation for the first five calendar years of plan participation, or (B) 1% of such individual's average annual compensation for the five consecutive calendar years of plan participation during which compensation is highest, multiplied by actual years of participation in the plan, to a maximum of 20 years or the end of the year in which the individual attains age 62, whichever comes first. Employees entering the Vision Plan after January 1, 1997, will only receive a benefit calculated according to clause (B) of item (iii) above. Benefits vest commencing after five years of plan participation and become fully vested after 10 years of plan participation. Benefits will be paid for 15 years beginning on the later of age 62 or termination of employment. The estimated annual benefits payable to the Named Executives, assuming retirement at age 62, are as follows: C. Douglas Miller, $209,232; James Ernest Riddle, $23,062; Larry J. Bryan, $141,922; Thomas
A. Vadnais, $89,942; and Mark H. Hain, $71,212.

                          COMPENSATION COMMITTEE REPORT

         The Compensation Committee of the Board of Directors of the Company has prepared the following report on executive compensation. This report describes the Company's current executive compensation program, including the underlying philosophy of the program and the criteria on which executive compensation was based. This report also discusses the compensation paid to the Company's Chairman and Chief Executive Officer, C. Douglas Miller, during the most recent fiscal year.

         The Compensation Committee of the Company's Board of Directors (the "Committee") consists of four directors who are neither employees nor officers of the Company. The Committee reviews the Company's executive compensation program and policies each year and determines the compensation of the Named Executives. The Committee's determinations are reviewed with and approved by all of the Company's non-employee directors, who constitute a majority of the Board.

         The Committee's policy regarding compensation of the Company's officers is to provide competitive salary levels and compensation incentives that attract and retain individuals of outstanding ability, that recognize individual performance and the performance of the Company relative to the performance of other companies of comparable size and quality, and that support the Company's primary goal of increasing shareholder value.

         The executive compensation program includes three components which, taken together, constitute a flexible and balanced method of establishing total compensation for management. These components are base salary, short-term incentive awards in the form of cash bonuses and long-term incentive awards in the form of stock option grants, each of which is discussed in more detail below.

BASE SALARIES

         The Committee annually reviews various studies by compensation consulting firms and public information from other sources regarding compensation levels for publicly-held companies of similar size located in the Southeast and elsewhere in the United States. The Committee establishes the salaries of the Named Executives and reviews the salaries of the other executive officers. Individual salaries are determined by the Committee's assessment of the individual's experience level, the scope and complexity of the position held and the range of salaries for similar positions in publicly-held companies of similar size. The Committee believes that publicly-held companies of similar size represent the Company's competitors for executive talent and that a review of the compensation practices of such companies is more relevant than a review of the compensation practices of companies of various sizes in the temporary services or staffing industry.

SHORT-TERM INCENTIVE PROGRAM

         The goal of the short-term incentive, or discretionary bonus, program is to place a portion of the executive officers' total cash compensation at risk in order to encourage and reward a continued high level of performance each year, and to further encourage a continued high level of performance in future years. Individual incentive amounts are determined by the Committee in its discretion based primarily upon its assessment of the performance of the Company relative to the Company's plan, which is developed annually by the Company and approved by the Board of Directors and, to a lesser extent, the performance of the Company relative to the performance of other companies in the temporary services or staffing industry and the individual's organizational responsibility and personal performance. In evaluating the Company's performance relative to the approved plan, the Committee considers such factors as sales growth, return on equity, return on assets, stock performance, total shareholder return, growth in earnings per share and specifically pretax earnings of the Company. No specific weight is assigned to any of such performance factors; however, specific target levels varying from 80% to 120% of the approved plan with respect to pretax earnings, if attained, will result in a bonus award under the program. In fiscal 1997, cash bonuses for all executive officers were paid annually.

LONG-TERM INCENTIVE PROGRAM

         Stock options are the primary basis for the Company's long-term incentive program. The Committee periodically grants stock options at no less than fair market value at the date of grant with a vesting period of one to five years. The option program is designed to link officer compensation to long-term shareholder value and focus management attention on long-term Company performance. Stock options are also granted to encourage and facilitate personal stock ownership by the executive officers and thus strengthen both their personal commitment to the Company and their longer term perspective. The size of the grants is based on individual levels of responsibility and the potential for the officers to contribute to the future success of the Company. The number of options granted to individual officers was subjectively determined by the Committee without regard to the number of options previously granted. The Committee believes the total compensation of officers, including the value of options at the date of grant, is competitive with total compensation paid by other major corporations. The amount of any gain that officers ultimately realize from options depends solely on the future performance of the Company's Common Stock.

         The Committee believes that the three components of compensation described above provide total compensation that is competitive with the total compensation paid by other publicly-held companies of similar size, effectively links officer and shareholder interests through equity-based plans and provides incentives that are consistent with the long-term increase in value of the Company as reflected in its per share market price.

CHIEF EXECUTIVE OFFICER COMPENSATION

         The Committee believes that Mr. C. Douglas Miller's compensation as Chairman and Chief Executive Officer appropriately reflects individual and Company performance in the short and long term. In determining Mr. Miller's base salary, bonus and stock option grant for fiscal 1998, the Company considered both the Company's overall performance and Mr. Miller's individual performance using the same criteria as it used for the other Named Executives as described above. It also considered the compensation received by chief executive officers of other publicly-held companies of similar size as well as incentive levels considered appropriate by the Committee in establishing Mr. Miller's total compensation. The options granted to Mr. Miller in fiscal 1997 are shown in the table entitled "Option Grants in Fiscal 1997" and reflect his individual performance, and the Committee's view of the continuing importance of his role in determining the future success of the Company.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

         Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the amount of individual compensation for certain executives that may be deducted by the employer for federal tax purposes in any one fiscal year to $1 million unless such compensation is "performance-based." The determination of whether compensation is performance-based depends upon a number of factors, including shareholder approval of the plan under which the compensation is paid, the exercise price at which options or similar awards are granted, the disclosure to and approval by the shareholders of applicable performance standards, the composition of the Committee, and certification by the Committee that performance standards were satisfied. While it is possible for the Company to compensate or make awards under incentive plans and otherwise that do not qualify as performance-based compensation deductible under Section 162(m), the Committee, in structuring compensation programs for its top executive officers, intends all compensation awards to be deductible.

Submitted by the Compensation Committee of the Company's Board of Directors:
                  Kaaren Johnson-Street
                  Donald A. McMahon
                  Nancy Clark Reynolds
                  Frank A. Metz, Jr., Chairman

                                PERFORMANCE GRAPH

         The following graph indicates the Company's cumulative total return to shareholders from July 26, 1994 (the first trading day of the Company's Common Stock), through October 31, 1997 (the last business day prior to the Company's fiscal year end), as compared to cumulative total returns for the NYSE Stock Market Index and a group of peers made up of the following public companies:
Kelly Services, Inc., Manpower Inc., The Olsten Corporation and Interim Services, Inc.

                     COMPARISON OF CUMULATIVE TOTAL RETURN*
                       FOR THE YEAR ENDED NOVEMBER 2, 1997

                                   NYSE
                   Company      Stock Index    Industry Group Index
7/26/94             100.0          100.0             100.0
10/28/94            127.0          104.3             111.9
10/27/95            210.8          128.8             108.9
10/25/96            394.5          158.1             116.1
10/31/97            412.6          208.2             130.0




*Assumes $100 invested on July 26, 1994, in Norrell Corporation Common Stock, the NYSE Stock Market Index, and the peer group.


                     CERTAIN TRANSACTIONS AND RELATIONSHIPS

         The Company has made loans under the Management Equity Plan from time to time to certain of the Company's executives to assist those individuals in purchasing shares of Common Stock. Such indebtedness was evidenced by promissory notes bearing interest at a specified prime rate on the principal amount thereof. The largest outstanding amount of such loan to Stanley E. Anderson, Senior Vice President of Business Development of Norrell Services, Inc., during fiscal 1997 was $76,805, and as of December 31, 1997, the outstanding amount of such loan was $38,405. Mr. Carl E. Sanders, a director of the Company, is also Chairman of Troutman Sanders LLP, a law firm based in Atlanta, Georgia, which provided legal services to the Company in fiscal 1997 and is expected to provide legal services to the Company in the future.


          PROPOSAL 3. APPROVAL OF AMENDMENT TO THE NORRELL CORPORATION
                            1994 STOCK INCENTIVE PLAN

          The Board of Directors has authorized an amendment to the Norrell Corporation 1994 Stock Incentive Plan (the "Incentive Plan"). The sole effect of the amendment is to increase the number of shares of stock reserved for issuance under the Incentive Plan by an additional 900,000 shares. As of December 29, 1997, 233,938 shares were available for options to be granted and 2,171,446 shares were subject to outstanding option grants. The following is a description of the Incentive Plan, as proposed to be amended.

         The Incentive Plan provides for equity-based incentives, in the form of nonqualified stock options, incentive stock options, shares of restricted stock, unrestricted bonus stock, performance units, phantom stock, stock appreciation rights ("SARs") and dividend equivalent rights. The Incentive Plan gives the Company flexibility in structuring equity-based incentive compensation by providing for a broad range of types of incentive awards that may be made. The Board of Directors believes that a flexible plan is needed to fashion equity-based incentives consistent with the Company's philosophy of linking executive compensation to total shareholder return and the long-term financial performance of the Company.

         The Incentive Plan is administered by a committee of disinterested directors who determine the persons to whom, and the times at which, awards will be granted, the type of awards to be granted, and all other related terms and conditions of each award. Officers, key employees, consultants and directors of the Company and its affiliates are eligible to participate in the Incentive Plan. The Company estimates that approximately 160 persons are currently eligible to participate in the Incentive Plan.

         The terms and conditions of each award under the Incentive Plan are set forth in a written agreement with a participant or a written program established by the committee. The per share exercise price of any nonqualified stock option is determined by the committee. The per share exercise price of any incentive stock option may not be less than the fair market value of a share of Common Stock at the time of grant. No incentive stock option may be granted on or after the tenth anniversary of the date the Incentive Plan was approved by the Board of Directors. The committee determines whether SARs, performance units, dividend equivalent rights and phantom stock awards will be settled in cash or in shares of Common Stock valued at fair value on the date of payment. The committee also is authorized to accelerate the vesting, exercisability and settlement of awards and to permit the exercise price of an option to be paid in cash or by the delivery of or withholding of shares.

         The Board of Directors may amend or terminate the Incentive Plan without the approval of the shareholders, but may condition any amendment on shareholder approval if the Board of Directors believes it is necessary or advisable under applicable tax or securities laws. No termination or amendment of the Incentive Plan without the consent of the holder of an award shall adversely affect the rights of that participant.

         Upon approval by the shareholders of this Proposal 3, a total of 3,890,000 shares of Common Stock (including the additional 900,000 shares) will be reserved for issuance pursuant to the Incentive Plan. The number of shares of Common Stock reserved under the Incentive Plan is subject to adjustment in the event of stock dividends, stock splits, recapitalizations and similar events. As of January 5, 1998, options to purchase 2,384,646 shares of Common Stock were outstanding under the Incentive Plan and 595,416 shares of Common Stock were previously issued upon the exercise of options granted or stock awards made under the Incentive Plan. To the extent required by Section 162(m) of the Code and regulations thereunder for compensation to be treated as qualified performance-based compensation, the maximum number of shares of Common Stock with respect to which options or SARs may be granted during any one year period to any employee may not exceed 100,000.

         As of January 5, 1998, no grants or awards other than grants of options were made under the Incentive Plan. No person other than a Named Executive received 5% or more of the options granted in fiscal 1997 under the Incentive Plan. The following table sets forth information concerning options granted since inception through January 5, 1998, under the Incentive Plan, including options which have been exercised, to each Named Executive and the groups identified below.


Name of Person or Group                                                                     Options Granted
-----------------------                                                                     ---------------
C. Douglas Miller                                                                                 590,666
Larry J. Bryan                                                                                    340,666
Thomas A. Vadnais                                                                                 139,666
James Ernest Riddle                                                                                75,000
Mark H. Hain                                                                                      100,000
All current executive officers                                                                  1,973,660
All current directors who are not executive officers                                                    0
All employees, including all current officers who are not executive officers                    1,180,482

         The closing sales price per share of the Common Stock on January 9, 1998, as reported by the New York Stock Exchange, was $18.75.

         A participant will not recognize income for federal income tax purposes upon the grant of an option or at any time prior to the exercise of the option.

         At the time a participant exercises a nonqualified option, he or she will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the Common Stock on the date the option is exercised over the price paid for the Common Stock, and the Company will then be entitled to a corresponding deduction.

         A participant who exercises an incentive stock option will not be taxed at the time the participant exercises the option or a portion thereof. Instead, the participant will be taxed at the time he or she sells the Common Stock purchased pursuant to the option. The participant will be taxed on the excess amount for which the participant sells the stock over the price the participant had paid for the stock. If the participant sells the stock after two years from the date of grant of the option and one year from the date the stock is transferred to the participant, the gain will be capital gain and the Company will not get a corresponding deduction. If the participant sells the stock at a gain prior to that time, the difference between (i) the lesser of the fair market value on the date of exercise and the amount for which the stock is sold, and (ii) the amount the participant paid for the stock will be taxed as ordinary income and the Company will be entitled to a corresponding deduction. The balance, if any, of the gain will be treated as capital gain. If the participant sells the stock for less than the amount he or she paid for the stock prior to the one or two year periods indicated above, no amount will be taxed as ordinary income and the loss will be treated as a capital loss. Exercise of an incentive option may subject a participant to, or increase a participant's liability for, the federal alternative minimum income tax.

         A participant generally will not recognize income upon the grant of a SAR, dividend equivalent right, performance units or phantom share. At the time a participant receives payment under any such award, he or she generally will recognize compensation taxable as ordinary income in an amount equal to the cash or the fair market value of the Common Stock received, and the Company will then be entitled to a corresponding deduction.

         A participant will not be taxed upon the grant of a stock award if such award is not transferable by the participant or is subject to a "substantial risk of forfeiture," as defined in the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). However, when the shares of Common Stock that are subject to the stock award are transferable by the participant or are no longer subject to a substantial risk of forfeiture (whichever occurs first), the participant will recognize compensation taxable as ordinary income in an amount equal to the fair market value of the stock subject to the stock award, less any amount paid for such stock, and the Company will then be entitled to a corresponding deduction.

         The Incentive Plan is not qualified under Section 401(a) of the Internal Revenue Code.

         The Company's Board of Directors believes that an increase in the number of shares of stock reserved for issuance under the Incentive Plan is necessary to permit the Board to make additional grants of options consistent with the objectives of the Incentive Plan. The following table sets forth information concerning options which, subject to approval of this Proposal 3 by the shareholders, the Compensation Committee of the Board of Directors has approved for grant under the Incentive Plan as of January 5, 1998, including option grants to each Named Executive and the groups identified below.

                                                                                     Options To
Name of Person or Group                                                              Be Granted
-----------------------                                                              ----------
C. Douglas Miller                                                                      100,000
Jamed Ernest Riddle                                                                     75,000
Larry J. Bryan                                                                          50,000
Thomas A. Vadnais                                                                       13,000
Mark H. Hain                                                                            15,000
All current executive officers                                                         378,000
All current directors who are not executive officers                                         0
All employees, including all current officers who are not executive officers           130,500


         THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE AMENDMENT TO THE NORRELL CORPORATION 1994 STOCK INCENTIVE PLAN.


                                    AUDITORS

         The firm of Arthur Andersen LLP has served as the Company's independent public accountants since 1985 and the Board of Directors intends to reappoint this firm for fiscal 1998. The appointment of auditors is a matter of determination by the Board of Directors and is not being submitted to the shareholders for approval or ratification. A representative of this firm is expected to attend the meeting to respond to questions from shareholders and to make a statement if he or she so desires.

                              SHAREHOLDER PROPOSALS

         Any proposals from shareholders to be considered for presentation at the 1999 Annual Meeting of Shareholders and inclusion in the Company's 1999 proxy materials must be received at the principal executive offices of the Company, 3535 Piedmont Road, N.E., Bldg. 14, Atlanta, Georgia 30305, not later than October 1, 1998.

         Management does not know of any other matters to be presented at the meeting for action by shareholders. However, if any other matters requiring a vote of the shareholders arise at the meeting or any adjournment(s), votes will be cast pursuant to the proxies with respect to such matters in accordance with the best judgment of the persons acting under the proxies.

         The Company will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation by use of the mails, certain officers and regular employees of the Company may solicit the return of proxies by telephone, telegram or personal interview. The Company may request brokerage houses and custodians, nominees and fiduciaries to forward soliciting material to their principals, the beneficial owners of Common Stock, and will reimburse them for their reasonable out-of-pocket expenses.


                                  ANNUAL REPORT

         The Annual Report (which is not part of the proxy soliciting material) of the Company for fiscal 1997 is being mailed to the Company's shareholders with this proxy statement.

                                                     MARK H. HAIN
                                                     Secretary

Atlanta, Georgia
January 24, 1998

                                   APPENDIX A

                     AMENDMENT TO NORRELL CORPORATION BYLAWS



         The first sentence of Section 3.2 of the Bylaws of the Company is amended in its entirety to read as follows:

"The Board of Directors shall consist of not fewer than three nor more than fifteen members, the precise number to be fixed by resolution of the Board of Directors from time to time."

                                   APPENDIX B

                        AMENDMENT TO NORRELL CORPORATION
                            1994 STOCK INCENTIVE PLAN



The first sentence of Section 2.2 of the Plan is amended in its entirety to read as follows:

"Subject to adjustment in accordance with Section 5.2, three million eight hundred ninety thousand (3,890,000) shares of stock (after giving effect to the one-for-three reverse stock split in June 1994 and the two-for-one stock split in June 1996) (the "Maximum Plan Shares") are hereby reserved exclusively for issuance pursuant to Stock Incentives, all or any portion of which may be issued pursuant to Options."

                                    ANNEX 1





                              NORRELL CORPORATION
                           1994 STOCK INCENTIVE PLAN
                            (AS AMENDED MARCH 1997)

                              NORRELL CORPORATION
                           1994 STOCK INCENTIVE PLAN

                                                    TABLE OF CONTENTS
                                                                                                           Page
SECTION 1  DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

         1.1     Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

SECTION 2  THE STOCK INCENTIVE PLAN . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3

         2.1     Purpose of the Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         2.2     Stock Subject to the Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         2.3     Administration of the Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         2.4     Eligibility and Limits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4

SECTION 3  TERMS OF STOCK INCENTIVES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
         3.1     Terms and Conditions of All Stock Incentives . . . . . . . . . . . . . . . . . . . . . .    4
         3.2     Terms and Conditions of Options. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
                 (a)      Option Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
                 (b)      Option Term . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
                 (c)      Payment.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
                 (d)      Conditions to the Exercise of an Option.  . . . . . . . . . . . . . . . . . . .    6
                 (e)      Termination of Incentive Stock Option.  . . . . . . . . . . . . . . . . . . . .    6
                 (f)      Special Provisions for Certain Substitute Options.  . . . . . . . . . . . . . .    6
         3.3     Terms and Conditions of Stock Appreciation Rights. . . . . . . . . . . . . . . . . . . .    7
                 (a)      Settlement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
                 (b)      Conditions to Exercise. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
         3.4     Terms and Conditions of Stock Awards.  . . . . . . . . . . . . . . . . . . . . . . . . .    7
         3.5     Terms and Conditions of Dividend Equivalent Rights.  . . . . . . . . . . . . . . . . . .    7
                 (a)      Payment.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
                 (b)      Conditions to Payment.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
         3.6     Terms and Conditions of Performance Unit Awards. . . . . . . . . . . . . . . . . . . . .    8
                 (a)      Payment.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
                 (b)      Conditions to Payment.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         3.7     Terms and Conditions of Phantom Shares.  . . . . . . . . . . . . . . . . . . . . . . . .    8
                 (a)      Payment.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
                 (b)      Conditions to Payment.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         3.8     Treatment of Awards Upon Termination of Employment . . . . . . . . . . . . . . . . . . .    8

SECTION 4  RESTRICTIONS ON STOCK  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
         4.1     Escrow of Shares.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
         4.2     Restrictions on Transfer.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9

SECTION 5  GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
         5.1     Withholding. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
         5.2     Changes in Capitalization; Merger; Liquidation.  . . . . . . . . . . . . . . . . . . . .   10
         5.3     Cash Awards  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11





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         5.4     Compliance with Code . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
         5.5     Right to Terminate Employment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
         5.6     Non-alienation of Benefits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
         5.8     Termination and Amendment of the Plan. . . . . . . . . . . . . . . . . . . . . . . . . .   11
         5.9     Stockholder Approval . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         5.10    Choice of Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         5.11    Effective Date of Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12





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                              NORRELL CORPORATION
                           1994 STOCK INCENTIVE PLAN


                            SECTION 1  DEFINITIONS

         1.1 Definitions. Whenever used herein, the masculine pronoun shall be deemed to include the feminine, and the singular to include the plural, unless the context clearly indicates otherwise, and the following capitalized words and phrases are used herein with the meaning thereafter ascribed:

                 (a) "Board of Directors" means the board of directors of the Company.

                 (b) "Code" means the Internal Revenue Code of 1986, as amended.

                 (c) "Committee" means the committee appointed by the Board of Directors to administer the Plan. The Committee shall consist of at least two members of the Board of Directors each of whom shall be a "disinterested person," as defined in Rule 16b-3 as promulgated under the Exchange Act.

                 (d) "Company" means Norrell Corporation, a Georgia corporation.

                 (e) "Disability" has the same meaning as provided in the long-term disability plan or policy maintained or, if applicable, most recently maintained, by the Company or, if applicable, any affiliate of the Company for the Participant. If no long-term disability plan or policy was ever maintained on behalf of the Participant or, if the determination of Disability relates to an Incentive Stock Option, Disability shall mean that condition described in Code Section 22(e)(3), as amended from time to time. In the event of a dispute, the determination of Disability shall be made by the Committee and shall be supported by advice of a physician competent in the area to which such Disability relates.

                 (f) "Disposition" means any conveyance, sale, transfer, assignment, pledge or hypothecation, whether outright or as security, inter vivos or testamentary, with or without consideration, voluntary or involuntary.

                 (g) "Dividend Equivalent Rights" means certain rights to receive cash payments as described in Plan Section 3.5

                 (h) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

                 (i) "Exercise Price" means the price per share of Stock purchasable under any Option.

                 (j) "Fair Market Value" with regard to a date means the closing price at which Stock shall have been sold on the last trading date prior to that date as reported by the Nasdaq Stock Market (or, if applicable, as reported by a national securities exchange selected by the Committee on which the shares of Stock are then actively traded) and published in The Wall Street Journal; provided that, for purposes of granting awards other than Incentive Stock Options, Fair Market Value of the shares of Stock may be determined by the Committee by reference to the average market value determined over a period certain or as of specified dates, to a tender offer price for the shares of Stock





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

(if settlement of an award is triggered by such an event) or to any other reasonable measure of fair market value.

                 (k) "Option" means a non-qualified stock option or an incentive stock option.

                 (l) "Over 10% Owner" means an individual who at the time an Incentive Stock Option is granted owns Stock possessing more than 10% of the total combined voting power of the Company or one of its Subsidiaries, determined by applying the attribution rules of Code Section 424(d).

                 (m) "Participant" means an individual who receives a Stock Incentive hereunder.

                 (n) "Performance Unit Award" refers to a performance unit award described in Plan Section 3.6.

                 (o) "Phantom Shares" refers to the rights described in Plan Section 3.7.

                 (p) "Plan" means the Norrell Corporation 1994 Stock Incentive Plan.

                 (q) "Stock" means the Company's common stock, no par value.

                 (r) "Stock Appreciation Right" means a stock appreciation right described in Plan Section 3.3.

                 (s)      "Stock Award" means a stock award described in Plan
Section 3.4.

                 (t) "Stock Incentive Agreement" means an agreement between the Company and a Participant or other documentation evidencing an award of a Stock Incentive.

                 (u) "Stock Incentive Program" means a written program established by the Committee, pursuant to which Stock Incentives are awarded under the Plan under terms, conditions and restrictions set forth in such written program.

                 (v) "Stock Incentives" means, collectively, Dividend Equivalent Rights, Options, Performance Unit Awards, Phantom Shares, Stock Appreciation Rights and Stock Awards.

                 (w) "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, with respect to incentive stock options, at the time of the granting of the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

                 (x) "Termination of Employment" means the termination of the employee-employer relationship between a Participant and the Company and its affiliates, regardless of whether severance or similar payments are made to the Participant for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability or retirement. The Committee shall, in its absolute discretion, determine the effect of all matters and questions relating to a Termination of Employment, including, but not by way of limitation, the question of whether a leave of absence constitutes a Termination of Employment.





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                      SECTION 2  THE STOCK INCENTIVE PLAN

         2.1 Purpose of the Plan. The Plan is intended to (a) provide incentive to officers, key employees, consultants, and directors of the Company and its affiliates to stimulate their efforts toward the continued success of the Company and to operate and manage the business in a manner that will provide for the long-term growth and profitability of the Company; (b) encourage stock ownership by officers, key employees, consultants, and directors by providing them with a means to acquire a proprietary interest in the Company, acquire shares of Stock, or to receive compensation which is based upon appreciation in the value of Stock; and (c) provide a means of obtaining, rewarding and retaining key personnel.

         2.2 Stock Subject to the Plan. Subject to adjustment in accordance with Section 5.2, 2,990,000 shares of Stock (after giving effect to the one-for-three reverse stock split in June 1994 and the two-for-one stock split in June 1996) (the "Maximum Plan Shares") are hereby reserved exclusively for issuance pursuant to Options. At no time shall the Company have outstanding Stock Incentives subject to Section 16 of the Exchange Act and shares of Stock issued in respect of Stock Incentives in excess of the Maximum Plan Shares; for this purpose, the outstanding Stock Incentives and shares of Stock issued in respect of Stock Incentives shall be computed in accordance with Rule 16b-3(a)(1) as promulgated under the Exchange Act. To the extent permitted by Rule 16b-3(a)(1) as promulgated under the Exchange Act, the shares of Stock attributable to the nonvested, unpaid, unexercised, unconverted or otherwise unsettled portion of any Stock Incentive that is forfeited or cancelled or expires or terminates for any reason without becoming vested, paid, exercised, converted or otherwise settled in full shall again be available for purposes of the Plan.

         2.3 Administration of the Plan. The Plan shall be administered by the Committee, which shall be comprised of at least two members of the Board of Directors who are both "disinterested persons," as defined in Rule 16b-3 as promulgated under the Exchange Act, and "outside directors" within the meaning of Code Section 162(m) and the regulations thereunder. The Committee shall have full authority in its discretion to determine the officers, key employees, consultants, and directors of the Company or its affiliates to whom Stock Incentives shall be granted and the terms and provisions of Stock Incentives, subject to the Plan. Subject to the provisions of the Plan, the Committee shall have full and conclusive authority to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the respective Stock Incentive Agreements or Stock Incentive Programs and to make all other determinations necessary or advisable for the proper administration of the Plan. The Committee's determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, awards under the Plan (whether or not such persons are similarly situated). The Committee's decisions shall be final and binding on all Participants. The Committee may delegate to any member of the Board of Directors or officer of the Company the administrative authority to (a) interpret the provisions of the Plan, any Stock Incentive Agreement or any Stock Incentive Program; and (b) determine the treatment of Stock Incentives upon a Termination of Employment, as contemplated in Plan
Section 3.8.

         2.4 Eligibility and Limits. Stock Incentives may be granted only to officers, key employees, consultants, and directors of the Company, or any affiliate of the Company; provided, however, that directors who serve on the Committee shall not be eligible to receive awards that are subject to Section 16 of the Exchange Act while they are members of the Committee and that an incentive stock option may only be granted to an employee of the Company or any Subsidiary. In the case of incentive stock options, the aggregate Fair Market Value (determined as at the date an incentive





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

stock option is granted) of stock with respect to which stock options intended to meet the requirements of Code Section 422 become exercisable for the first time by an individual during any calendar year under all plans of the Company and its Subsidiaries shall not exceed $100,000; provided further, that if the limitation is exceeded, the incentive stock option(s) which cause the limitation to be exceeded shall be treated as non-qualified stock option(s).


                      SECTION 3  TERMS OF STOCK INCENTIVES

         3.1     Terms and Conditions of All Stock Incentives.

                 (a) The number of shares of Stock as to which a Stock Incentive shall be granted shall be determined by the Committee in its sole discretion, subject to the provisions of Section 2.2 as to the total number of shares available for grants under the Plan and subject to the limits on Options and Stock Appreciation Rights described in the following sentence. To the extent required under Section 162(m) of the Code and the regulations thereunder for compensation to be treated as qualified performance-based compensation, the maximum number of shares of Stock with respect to which Options or Stock Appreciation Rights may be granted during any one year period to any employee shall not exceed 100,000.

                 (b) Each Stock Incentive shall either be evidenced by a Stock Incentive Agreement in such form and containing such terms, conditions and restrictions as the Committee may determine to be appropriate, or, except for Options or Stock Appreciation Rights, be made subject to the terms of a Stock Incentive Program, containing such terms, conditions and restrictions as the Committee may determine to be appropriate. Each Stock Incentive Agreement or Stock Incentive Program shall be subject to the terms of the Plan and any provisions contained in the Stock Incentive Agreement or Stock Incentive Program that are inconsistent with the Plan shall be null and void.

                 (c) The date a Stock Incentive is granted shall be the date on which the Committee has approved the terms and conditions of the Stock Incentive and has determined the recipient of the Stock Incentive and the number of shares covered by the Stock Incentive and has taken all such other action necessary to complete the grant of the Stock Incentive.

                 (d) Any Stock Incentive may be granted in connection with all or any portion of a previously or contemporaneously granted Stock Incentive. Exercise or vesting of a Stock Incentive granted in connection with another Stock Incentive may result in a pro rata surrender or cancellation of any related Stock Incentive, as specified in the applicable Stock Incentive Agreement or Stock Incentive Program.

                 (e) Stock Incentives shall not be transferable or assignable except by will or by the laws of descent and distribution. Stock Incentives shall be exercisable, during the Participant's lifetime, only by the Participant; or in the event of the Disability of the Participant, by the legal representative of the Participant; or in the event of the death of the Participant, by the legal representatives of the Participant's estate or if no legal representative has been appointed, by the successor in interest determined under the Participant's will.

         3.2 Terms and Conditions of Options. Each Option granted under the Plan shall be evidenced by a Stock Incentive Agreement. At the time any Option is granted, the Committee shall determine whether the Option is to be an incentive stock option described in Code Section 422 or a





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non-qualified stock option, and the Option shall be clearly identified as to its status as an incentive stock option or a non-qualified stock option. Incentive stock options may only be granted to employees of the Company or any Subsidiary. At the time any incentive stock option granted under the Plan is exercised, the Company shall be entitled to legend the certificates representing the shares of Stock purchased pursuant to the Option to clearly identify them as representing the shares purchased upon the exercise of an incentive stock option. An incentive stock option may only be granted within ten (10) years from the earlier of the date the Plan is adopted or approved by the Company's stockholders.

                 (a) Option Price. Subject to adjustment in accordance with Section 5.2 and the other provisions of this Section 3.2, the Exercise Price under (i) any non-qualified stock option shall be as set forth in the applicable Stock Incentive Agreement which may be Fair Market Value on the date of grant or less than or greater than such Fair Market Value; and (ii) any incentive stock option shall be as set forth in the applicable Stock Incentive Agreement, but in no event shall it be less than the Fair Market Value on the date the incentive stock option is granted. With respect to each grant of an incentive stock option to a Participant who is an Over 10% Owner, the Exercise Price shall not be less than 110% of the Fair Market Value on the date the Option is granted.

                 (b) Option Term. Any incentive stock option granted to a Participant who is not an Over 10% Owner shall not be exercisable after the expiration of ten (10) years after the date the Option is granted. Any incentive stock option granted to a Participant who is an Over 10% Owner shall not be exercisable after the expiration of five (5) years after the date the Option is granted. The term of any non-qualified stock option shall be as specified in the applicable Stock Incentive Agreement.

                 (c) Payment. Payment for all shares of Stock purchased pursuant to exercise of an Option shall be made in any form or manner authorized by the Committee in the Stock Incentive Agreement, including, but not limited to, (i) cash, (ii) by delivery to the Company of a number of shares of Stock which have been owned by the holder for at least six (6) months prior to the date of exercise having an aggregate Fair Market Value of not less than the product of the Exercise Price multiplied by the number of shares the Participant intends to purchase upon exercise of the Option on the date of delivery; (iii) in a cashless exercise through a broker; or (iv) by having a number of shares of Stock withheld, the Fair Market Value of which as of the date of exercise is sufficient to satisfy the Exercise Price. In its discretion, the Committee also may authorize (at the time an Option is granted or thereafter) Company financing to assist the Participant as to payment of the Exercise Price on such terms as may be offered by the Committee in its discretion. If a Stock Incentive Agreement so provides, the Participant may be granted a new Option to purchase a number of shares of Stock equal to the number of previously owned shares of Stock tendered in payment for each share of Stock purchased pursuant to the terms of the Stock Incentive Agreement. Any such new Option shall be subject to the terms and conditions of the Stock Incentive Agreement pursuant to which such new Option is granted. Payment of the Exercise Price shall be made at the time that the Option or any part thereof is exercised, and no shares shall be issued or delivered upon exercise of an Option until full payment has been made by the Participant. The holder of an Option, as such, shall have none of the rights of a stockholder.

                 (d) Conditions to the Exercise of an Option. Each Option granted under the Plan shall be exercisable by whom, at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee shall specify in the Stock Incentive Agreement; provided, however, that subsequent to the grant of an Option, the Committee, at any time before complete termination of such Option, may accelerate the time or times at which such Option may be exercised in whole or in part and may permit the Participant or any other designated person to exercise the Option,





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or any portion thereof, for all or part of the remaining Option term, notwithstanding any provision of the Stock Incentive Agreement to the contrary.

                 (e) Termination of Incentive Stock Option. With respect to an incentive stock option, in the event of Termination of Employment of a Participant, the Option or portion thereof held by the Participant which is unexercised shall expire, terminate, and become unexercisable no later than the expiration of three (3) months after the date of Termination of Employment; provided, however, that in the case of a holder whose Termination of Employment is due to death or Disability, one (1) year shall be substituted for such three
(3) month period. For purposes of this Subsection (e), Termination of Employment of the Participant shall not be deemed to have occurred if the Participant is employed by another corporation (or a parent or subsidiary corporation of such other corporation) which has assumed the incentive stock option of the Participant in a transaction to which Code Section 424(a) is applicable.

                 (f) Special Provisions for Certain Substitute Options. Notwithstanding anything to the contrary in this Section 3.2, any Option issued in substitution for an option previously issued by another entity, which substitution occurs in connection with a transaction to which Code Section 424(a) is applicable, may provide for an exercise price computed in accordance with such Code Section and the regulations thereunder and may contain such other terms and conditions as the Committee may prescribe to cause such substitute Option to contain as nearly as possible the same terms and conditions (including the applicable vesting and termination provisions) as those contained in the previously issued option being replaced thereby.

         3.3 Terms and Conditions of Stock Appreciation Rights. Each Stock Appreciation Right granted under the Plan shall be evidenced by a Stock Incentive Agreement. A Stock Appreciation Right shall entitle the Participant to receive the excess of (1) the Fair Market Value of a specified or determinable number of shares of the Stock at the time of payment or exercise over (2) a specified or determinable price which, in the case of a Stock Appreciation Right granted in connection with an Option, shall be not less than the Exercise Price for that number of shares subject to that Option. A Stock Appreciation Right granted in connection with a Stock Incentive may only be exercised to the extent that the related Stock Incentive has not been exercised, paid or otherwise settled.

                 (a) Settlement. Upon settlement of a Stock Appreciation Right, the Company shall pay to the Participant the appreciation in cash or shares of Stock (valued at the aggregate Fair Market Value on the date of payment or exercise) as provided in the Stock Incentive Agreement or, in the absence of such provision, as the Committee may determine.

                 (b) Conditions to Exercise. Each Stock Appreciation Right granted under the Plan shall be exercisable or payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee shall specify in the Stock Incentive Agreement; provided, however, that subsequent to the grant of a Stock Appreciation Right, the Committee, at any time before complete termination of such Stock Appreciation Right, may accelerate the time or times at which such Stock Appreciation Right may be exercised or paid in whole or in part.

         3.4 Terms and Conditions of Stock Awards. The number of shares of Stock subject to a Stock Award and restrictions or conditions on such shares, if any, shall be as the Committee determines, and the certificate for such shares shall bear evidence of any restrictions or conditions. Subsequent to the date of the grant of the Stock Award, the Committee shall have the power to permit, in its discretion, an acceleration of the expiration of an applicable restriction period with respect to any





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part or all of the shares awarded to a Participant.

         3.5 Terms and Conditions of Dividend Equivalent Rights. A Dividend Equivalent Right shall entitle the Participant to receive payments from the Company in an amount determined by reference to any cash dividends paid on a specified number of shares of Stock to Company stockholders of record during the period such rights are effective. The Committee may impose such restrictions and conditions on any Dividend Equivalent Right as the Committee in its discretion shall determine, including the date any such right shall terminate and may reserve the right to terminate, amend or suspend any such right at any time.

                 (a) Payment. Payment in respect of a Dividend Equivalent Right may be made by the Company in cash or shares of Stock (valued at Fair Market Value on the date of payment) as provided in the Stock Incentive Agreement or Stock Incentive Program, or, in the absence of such provision, as the Committee may determine.

                 (b) Conditions to Payment. Each Dividend Equivalent Right granted under the Plan shall be payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee shall specify in the applicable Stock Incentive Agreement or Stock Incentive Program; provided, however, that subsequent to the grant of a Dividend Equivalent Right, the Committee, at any time before complete termination of such Dividend Equivalent Right, may accelerate the time or times at which such Dividend Equivalent Right may be paid in whole or in part.

         3.6 Terms and Conditions of Performance Unit Awards. A Performance Unit Award shall entitle the Participant to receive, at a specified future date, payment of an amount equal to all or a portion of the value of a specified or determinable number of units (stated in terms of a designated or determinable dollar amount per unit) granted by the Committee. At the time of the grant, the Committee must determine the base value of each unit, the number of units subject to a Performance Unit Award, the performance factors applicable to the determination of the ultimate payment value of the Performance Unit Award and the period over which Company performance shall be measured. The Committee may provide for an alternate base value for each unit under certain specified conditions.

                 (a) Payment. Payment in respect of Performance Unit Awards may be made by the Company in cash or shares of Stock (valued at Fair Market Value on the date of payment) as provided in the applicable Stock Incentive Agreement or Stock Incentive Program or, in the absence of such provision, as the Committee may determine.

                 (b) Conditions to Payment. Each Performance Unit Award granted under the Plan shall be payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee shall specify in the applicable Stock Incentive Agreement or Stock Incentive Program; provided, however, that subsequent to the grant of a Performance Unit Award, the Committee, at any time before complete termination of such Performance Unit Award, may accelerate the time or times at which such Performance Unit Award may be paid in whole or in part.

         3.7 Terms and Conditions of Phantom Shares. Phantom Shares shall entitle the Participant to receive, at a specified future date, payment of an amount equal to all or a portion of the Fair Market Value of a specified number of shares of Stock at the end of a specified period. At the time of the grant, the Committee shall determine the factors which will govern the portion of the rights so payable, including, at the discretion of the Committee, any performance criteria that must be satisfied as a condition to payment. Phantom Share awards containing performance criteria may be designated as

Performance Share Awards.

                 (a) Payment. Payment in respect of Phantom Shares may be made by the Company in cash or shares of Stock (valued at Fair Market Value on the date of payment) as provided in the applicable Stock Incentive Agreement or Stock Incentive Program, or, in the absence of such provision, as the Committee may determine.

                 (b) Conditions to Payment. Each Phantom Share granted under the Plan shall be payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee shall specify in the applicable Stock Incentive Agreement or Stock Incentive Program; provided, however, that subsequent to the grant of a Phantom Share, the Committee, at any time before complete termination of such Phantom Share, may accelerate the time or times at which such Phantom Share may be paid in whole or in part.

         3.8 Treatment of Awards Upon Termination of Employment. Except as otherwise provided by Plan Section 3.2(e), any award under this Plan to a Participant who has experienced a Termination of Employment may be cancelled, accelerated, paid or continued, as provided in the applicable Stock Incentive Agreement or Stock Incentive Program, or, in the absence of such provision, as the Committee may determine. The portion of any award exercisable in the event of continuation or the amount of any payment due under a continued award may be adjusted by the Committee to reflect the Participant's period of service from the date of grant through the date of the Participant's Termination of Employment or such other factors as the Committee determines are relevant to its decision to continue the award.


                        SECTION 4  RESTRICTIONS ON STOCK

         4.1 Escrow of Shares. Any certificates representing the shares of Stock issued under the Plan shall be issued in the Participant's name, but, if the applicable Stock Incentive Agreement or Stock Incentive Program so provides, the shares of Stock shall be held by a custodian designated by the Committee (the "Custodian"). Each applicable Stock Incentive Agreement or Stock Incentive Program providing for transfer of shares of Stock to the Custodian shall appoint the Custodian as the attorney-in-fact for the Participant for the term specified in the applicable Stock Incentive Agreement or Stock Incentive Program, with full power and authority in the Participant's name, place and stead to transfer, assign and convey to the Company any shares of Stock held by the Custodian for such Participant, if the Participant forfeits the shares under the terms of the applicable Stock Incentive Agreement or Stock Incentive Program. During the period that the Custodian holds the shares subject to this Section, the Participant shall be entitled to all rights, except as provided in the applicable Stock Incentive Agreement or Stock Incentive Program, applicable to shares of Stock not so held. Any dividends declared on shares of Stock held by the Custodian shall, as the Committee may provide in the applicable Stock Incentive Agreement or Stock Incentive Program, be paid directly to the Participant or, in the alternative, be retained by the Custodian or by the Company until the expiration of the term specified in the applicable Stock Incentive Agreement or Stock Incentive Program and shall then be delivered, together with any proceeds, with the shares of Stock to the Participant or to the Company, as applicable.

         4.2 Restrictions on Transfer. The Participant shall not have the right to make or permit to exist any Disposition of the shares of Stock issued pursuant to the Plan except as provided in the Plan or the applicable Stock Incentive Agreement or Stock Incentive Program. Any Disposition of the shares of Stock issued under the Plan by the Participant not made in accordance with the Plan or the applicable Stock Incentive Agreement or Stock Incentive Program shall be void. The Company shall not recognize, or have the duty to recognize, any Disposition not made in accordance with the Plan and the applicable Stock Incentive Agreement or Stock Incentive Program, and the shares so transferred shall continue to be bound by the Plan and the applicable Stock Incentive Agreement or Stock Incentive Program.


                         SECTION 5  GENERAL PROVISIONS

         5.1 Withholding. The Company shall deduct from all cash distributions under the Plan any taxes required to be withheld by federal, state or local government. Whenever the Company proposes or is required to issue or transfer shares of Stock under the Plan or upon the vesting of any Stock Award, the Company shall have the right to require the recipient to remit to the Company an amount sufficient to satisfy any federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for such shares or the vesting of such Stock Award. A Participant may pay the withholding tax in cash, or, if the applicable Stock Incentive Agreement or Stock Incentive Program provides, a Participant may elect to have the number of shares of Stock he is to receive reduced by, or with respect to a Stock Award, tender back to the Company, the smallest number of whole shares of Stock which, when multiplied by the Fair Market Value of the shares of Stock determined as of the Tax Date (defined below), is sufficient to satisfy federal, state and local, if any, withholding taxes arising from exercise or payment of a Stock Incentive (a "Withholding Election"). A Participant may make a Withholding Election only if both of the following conditions are met:

                 (a) The Withholding Election must be made on or prior to the date on which the amount of tax required to be withheld is determined (the "Tax Date") by executing and delivering to the Company a properly completed notice of Withholding Election as prescribed by the Committee; and

                 (b) Any Withholding Election made will be irrevocable except on six months advance written notice delivered to the Company; however, the Committee may in its sole discretion disapprove and give no effect to the Withholding Election.

         5.2     Changes in Capitalization; Merger; Liquidation.

                 (a) The number of shares of Stock reserved for the grant of Options, Dividend Equivalent Rights, Performance Unit Awards, Phantom Shares, Stock Appreciation Rights and Stock Awards; the number of shares of Stock reserved for issuance upon the exercise or payment, as applicable, of each outstanding Option, Dividend Equivalent Right, Performance Unit Award, Phantom Share and Stock Appreciation Right and upon vesting or grant, as applicable, of each Stock Award; the Exercise Price of each outstanding Option and the specified number of shares of Stock to which each outstanding Dividend Equivalent Right, Phantom Share and Stock Appreciation Right pertains shall be proportionately adjusted for any increase or decrease in the number of issued shares of Stock resulting from a subdivision or combination of shares or the payment of a stock dividend in shares of Stock to holders of outstanding shares of Stock or any other increase or decrease in the number of shares of Stock outstanding effected without receipt of consideration by the Company.

                 (b) In the event of or anticipation of a merger, consolidation or other reorganization of the Company or tender offer for shares of Stock, the Committee may make such adjustments with respect to awards and take such other action as it deems necessary or appropriate to reflect such merger, consolidation, reorganization or tender offer, including, without limitation, the substitution of new awards, the termination or adjustment of outstanding awards, the acceleration of awards or the removal of restrictions on outstanding awards. Any adjustment pursuant to this Section 5.2 may provide, in the Committee's discretion, for the elimination without payment therefor of any fractional shares that might otherwise become subject to any Stock Incentive, but shall not otherwise diminish the then value of the Stock Incentive.

                 (c) The existence of the Plan and the Stock Incentives granted pursuant to the Plan shall not affect in any way the right or power of the Company to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger or consolidation of the Company, any issue of debt or equity securities having preferences or priorities as to the Stock or the rights thereof, the dissolution or liquidation of the Company, any sale or transfer of all or any part of its business or assets, or any other corporate act or proceeding.

         5.3 Cash Awards. The Committee may, at any time and in its discretion, grant to any holder of a Stock Incentive the right to receive, at such times and in such amounts as determined by the Committee in its discretion, a cash amount which is intended to reimburse such person for all or a portion of the federal, state and local income taxes imposed upon such person as a consequence of the receipt of the Stock Incentive or the exercise of rights thereunder.

         5.4 Compliance with Code. All incentive stock options to be granted hereunder are intended to comply with Code Section 422, and all provisions of the Plan and all incentive stock options granted hereunder shall be construed in such manner as to effectuate that intent.

         5.5 Right to Terminate Employment. Nothing in the Plan or in any Stock Incentive shall confer upon any Participant the right to continue as an employee or officer of the Company or any of its affiliates or affect the right of the Company or any of its affiliates to terminate the Participant's employment at any time.

         5.6 Non-alienation of Benefits. Other than as specifically provided with regard to the death of a Participant, no benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge; and any attempt to do so shall be void. No such benefit shall, prior to receipt by the Participant, be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the Participant.

         5.7 Restrictions on Delivery and Sale of Shares; Legends. Each Stock Incentive is subject to the condition that if at any time the Committee, in its discretion, shall determine that the listing, registration or qualification of the shares covered by such Stock Incentive upon any securities exchange or under any state or federal law is necessary or desirable as a condition of or in connection with the granting of such Stock Incentive or the purchase or delivery of shares thereunder, the delivery of any or all shares pursuant to such Stock Incentive may be withheld unless and until such listing, registration or qualification shall have been effected. If a registration statement is not in effect under the Securities Act of 1933 or any applicable state securities laws with respect to the shares of Stock purchasable or otherwise deliverable under Stock Incentives then outstanding, the Committee may require, as a condition of exercise of any Option or as a condition to any other delivery of Stock pursuant to a Stock Incentive, that the Participant or other recipient of a Stock Incentive represent, in writing, that the shares received pursuant to the Stock Incentive are being acquired for investment and not with a view to distribution and agree that the shares will not be disposed of except pursuant to an effective registration statement, unless the Company shall have received an opinion of counsel that such disposition is exempt from such requirement under the Securities Act of 1933 and any applicable state securities laws. The Company may include on certificates representing shares delivered pursuant to a Stock Incentive such legends referring to the foregoing representations or restrictions or any other applicable restrictions on resale as the Company, in its discretion, shall deem appropriate.

         5.8 Termination and Amendment of the Plan. The Board of Directors at any time may amend or terminate the Plan without stockholder approval; provided, however, that the Board of Directors may condition any amendment on the approval of stockholders of the Company if such approval is necessary or advisable with respect to tax, securities or other applicable laws. No such termination or amendment without the consent of the holder of a Stock Incentive shall adversely affect the rights of the Participant under such Stock Incentive.

         5.9 Stockholder Approval. The Plan shall be submitted to the stockholders of the Company for their approval within twelve (12) months before or after the adoption of the Plan by the Board of Directors of the Company. If such approval is not obtained, any Stock Incentive granted hereunder shall be void.

         5.10 Choice of Law. The laws of the State of Georgia shall govern the Plan, to the extent not preempted by federal law.

         5.11 Effective Date of Plan. The Plan shall become effective June 1, 1994, the date of its adoption by the Board of Directors, subject, however, to the approval of the Plan by the Company's shareholders. Stock Incentives granted hereunder prior to such approval shall be conditioned upon such approval. Unless such approval is obtained by December 31, 1994, this Plan and any Stock Incentives awarded hereunder shall become void thereafter.


                                            NORRELL CORPORATION



                                            By:      /s/Mark H. Hain

                                            Title:   Vice President and General
                                                     Counsel

ATTEST:


/s/Connie S. Caldwell
Assistant Secretary

         [Corporate Seal]

                                                               EXHIBIT


                               NORRELL CORPORATION
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                   FOR THE 1998 ANNUAL MEETING OF SHAREHOLDERS
         The undersigned hereby appoints C. Douglas Miller, Larry J. Bryan and Mark H. Hain or either of them, with power of substitution to each, the proxies of the undersigned to vote the Common Stock of the undersigned at the Annual Meeting of Shareholders of NORRELL CORPORATION, to be held Tuesday, March 3, 1998, at 9:30 a.m. in the "C" level auditorium of the administrative offices of the Company at 3535 Piedmont Road, N.E., Atlanta, Georgia 30305, and any adjournment thereof:

1.   To approve the amendment of the Company's bylaws to provide that the
     Company's Board of Directors shall consist of not fewer than three nor more than 15 members, the precise number of directors to be fixed by resolution of the Board of Directors from time to time.
        / / FOR                    / / AGAINST                      / / ABSTAIN

2.       To elect one (1) Class III director for a term of two years and four
         (4) Class II directors for a term of three years and until their successors are elected and have qualified.
         / / FOR all nominees listed below (except as marked to the    / / WITHHOLD AUTHORITY to vote for all nominees
             contrary below)                                              listed below

 JAMES ERNEST RIDDLE (CLASS III); LARRY J. BRYAN, KAAREN JOHNSON-STREET, FRANK
                    A. METZ, JR., GUY W. MILLNER (CLASS II)

INSTRUCTION: To withhold authority to vote for any individual nominee, write the nominee's name in the space provided below.

-------------------------------------------------------------------------------
                            (continued on other side)

                          (continued from reverse side)

3. To approve the amendment of the Company's 1994 Stock Incentive Plan to increase the number of shares reserved for issuance under such Plan by an additional 900,000 shares.
           / / FOR                 / / AGAINST               / / ABSTAIN

4. To vote in accordance with their best judgment with respect to any other matters that may properly come before the meeting.

THE BOARD OF DIRECTORS FAVORS A VOTE "FOR" EACH OF THE ABOVE PROPOSALS AND UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THIS PROXY WILL BE SO VOTED.

                                    Please date and sign this Proxy exactly as name(s) appears on the mailing label.

                                    -------------------------------------------

                                    -------------------------------------------

                                    Print Name (s):
                                                   ----------------------------

                                    NOTE: When signing as an attorney, trustee, executor, administrator or guardian, please give your title as such. If a corporation or partnership, give full name by authorized officer. In the case of joint tenants, each joint owner must sign.

                                    Dated:
                                          -------------------------------------